                                                                      Exhibit 99


FOR IMMEDIATE RELEASE

Contacts:    John Doorley     Laura Jordan                 Kathy Bloomgarden
             Merck--Press     Merck--Investor Relations    Novartis (Ruder Finn)
             (908) 423-4081   (908) 423-5185               (914) 235-3070


             MERCK TO SELL ITS CROP PROTECTION BUSINESS TO NOVARTIS
                           Deal Valued at $910 Million

         Whitehouse Station, N.J., May 13, 1997 -- Merck & Co., Inc. announced today the signing of a definitive agreement for the sale of its crop protection business to Novartis for $910 million. This divestiture by Merck, along with the sale of its specialty chemicals businesses in recent years, is in keeping with the Company's strategy of focusing exclusively on its core human and animal health businesses.

         Novartis will offer employment to virtually all Merck crop protection employees.

         Merck's decision to sell its crop protection business was announced in December 1996 as part of the announcement that Merck and Rhone-Poulenc will combine their animal health and poultry genetics businesses to form a new company, called Merial, that will be the largest in the animal health and poultry genetics industries. Since December, Merck's intention has been to choose a buyer with a strategic interest in the crop protection industry, and Novartis, the world leader in agribusiness, emerged as the successful bidder. Merck believes that its highly profitable crop protection business, with employees among the best in the industry, will prove to be an excellent investment.

         Merck's products provide crop protection for a wide range of crops against mites, insects and fungi. Merck's crop protection products are registered in more than 60 countries and have annual sales of approximately $200 million.

         Novartis' 1996 agribusiness sales were $5.2 billion, 73% of which were in crop protection. Novartis has the largest R&D budget in the crop protection industry.

         Closing of the transaction is expected this summer. It is subject to antitrust approvals in the U.S. and several other countries.




                                     -more-

         Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health. Merck-Medco Managed Care, Inc. manages pharmacy benefits for approximately 50 million Americans, encouraging the appropriate use of medicines and providing health management programs. Through these complementary capabilities, Merck works to improve the quality of life and contain overall health-care costs.

                                      # # #

                                      - 2 -